Filed pursuant to Rule 424(b)(3)
Registration No. 333-136270
PROSPECTUS SUPPLEMENT NO. 4 (To Prospectus dated October 6, 2006)
DATED December 11, 2006
OILSANDS QUEST INC. (f/k/a. CanWest Petroleum Corporation)
44,033,149 SHARES OF COMMON STOCK
This Prospectus Supplement No. 4 supplements and amends the prospectus dated October 6, 2006 (the “Original Prospectus”), the prospectus supplement dated October 24, 2006 (the “Supplement No. 1”), the prospectus supplement dated October 27, 2006 (the “Supplement No. 2”), and the prospectus supplement dated November 2, 2006 (the “Supplement No. 3”). Collectively, the Original Prospectus and Supplements No. 1, 2 and 3 are referred to as the Prospectus. This Prospectus relates to the resale by the selling stockholders of up to 44,033,149 shares of our common stock, including up to 10,939,832 shares issuable upon the exercise of common stock purchase warrants and options, and 33,093,317 shares of common stock currently outstanding. We will not receive any of the proceeds from the sale of shares by the selling stockholders. We will receive proceeds from any cash exercise of warrants or options by the selling stockholders.
The information appearing in the table below, which is based on information provided by or on behalf of the named selling stockholders, supplements and amends the selling stockholders table in the Original Prospectus. The entry for Lakeview Fund LP has replaced the entry for Lakeview Investment Group. The shares registered for Dynamic Power Hedge Fund have been reduced and the shares registered for Resolute Performance Fund have been increased. All other entries in the selling stockholders table, including the totals, remain the same.

	A	B	C	D	E	F	G	H
						Total
						Shares
						(Based on
						Columns
				Shares	Shares	A through E)
		Shares	Shares	Underlying	Underlying	Beneficially		Shares
		Underlying	Underlying	Amended	Other	Owned	Shares	Owned
	Outstanding	December	August	August	Warrants	Prior to	Offered	After
	Shares	2005	2005	2005	and	Offering	Hereby	Offering
Name	Owned	Warrants	Warrants	Warrants	Options	(1)(2)	(1)(2)(3)	(1)(3)
Lakeview Fund LP (4)	1,585,658	666,666	0	0	0	2,252,324	2,252,324	0
Dynamic Power Hedge Fund (4)	1,495,390	2,500,000	0	0	1,500,000	5,495,390	5,495,390	0
Resolute Performance Fund (4)	12,172,831	0	0	0	0	12,172,831	8,050,831	4,122,000
The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock outstanding may increase prior to the effectiveness of this registration statement due to penalty shares which may be issued.

(1) Includes the shares issuable upon exercise of the Warrants, plus the number of shares required to be issued based on penalties.
(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. The beneficial ownership of the common stock by the selling stockholder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(3) Assumes that all securities registered will be sold.
(4) Voting and investing power for these entities is controlled by the following individuals: DCDG, LLC is controlled by Bruce Meadows, Douglas Casey and David Garland; Nicholas Cohen Productions is controlled by Mark and Lisa Cohen; Crossroads Financial Corp. is controlled by Richard W. DeVries; Oceanic Greystone Securities Inc. is controlled by Richard W. DeVries; Deesons Investments Ltd. is controlled by Dayan Henson and Michael Henson; Diamond Investments Holdings Ltd. is controlled by Rchard W. DeVries; Fyra Ventures Ltd. Is controlled by John Holmlund; Fundarica Investments is controlled by Shane Meyers; Parkwood GP Inc. is controlled by Dan Sternberg; EAM Inc. is controlled by Gregory Galanis; Poulos Technology Consulting Inc. is controlled by Thomas Poulos; 2035718 Ontario Inc. is controlled by Richard Kung; AIG Global Investment Corp. (Canada) is controlled by Steven Palmer; Dynamic Power Hedge fund is controlled by Rohit Sehgal; Quest Industries Inc. is controlled by Kade Demuth; Lakeview Fund LP is controlled by Ari Levi; Levi Family Partners LLC is controlled by Lawrence Levy and Alfredo Botty; Alpha Capital is controlled by Konrad Ackerman; Platinum Partners Long Term Growth IT is controlled by Mark Nordlicht; Pinetree (Barbados) Inc. is controlled by the board of directors consisting of Dr. J. Gordon Murphy (also President), Joseph W. Ward, E. Adrian Meyer and Larry Goldberg; Monarch Capital Fund Ltd. is controlled by David K. Sims; GBS Financial Corp. is controlled by Gerard P. Gloisten; Capital Markets Ltd. is controlled by Scott Walters; Bolder Investment Partners is controlled by C. Channing Buckland; J.F. Mackie and Company Ltd. is controlled by James Mackie, Robert LeSourd and Susan Scullion; Viscount Investments Ltd. is controlled by Joseph Frand; Powerone Capital Markets is controlled by Pasquale DiCapo; Novadan Capital Ltd. is controlled by Romeo D’Angela and Ennio D’Angela; Bentree Holdings is controlled by Paul M. Worster and Robert G. Bentall; 3988059 Manitoba Ltd. is controlled by Kim Campbell; 3976531 Manitoba Ltd. is controlled by Roland Campbell; THK Enterprise Inc. is controlled by Jerry Kemp; Meckelborg Financial Group, Inc. is controlled by Jerry Meckelborg; Pappas Holdings is controlled by Maria Pappas Vriotis; 106557 Canada Ltd. is controlled by Fred Arshinoff; Quim Investments, Inc. is controlled by W. H. Winters; Quantico Capital Corp. is controlled by Dwayne Lashyn and Herold Milavsky; CM Ryer Professional Corp. is controlled by C. Michael Ryer; Precise Details Inc. is controlled by Susan Milne, Chris Milne and Thomas Milne; JMC Investments Ltd. is controlled by Jeanne Carpenter; Krywko Holdings Ltd. is controlled by Wayne Krywko; JEM Resources Ltd. is controlled by Dayan Henson; 1201112 Alberta Ltd. is controlled by Hank B. Swartout; EnerVest FTS Limited Partnership 2006 is controlled by Kevin Wolfe, Ward Mallabone, and Sean Morgan; NCE Diversified Flow-Through (06) Limited Partnership is controlled by the board of directors consisting of John Vooglaid, David Schwartz and Glenn MacNeill; Front Street Investment Management, Inc. is controlled by Craig Porter; Mavrix A/C 206, Mavrix A/C 252 and Mavrix A/C 253 are all controlled by Malvin Spooner; Sanovest Holdings Ltd. is controlled by Tian Kusumoto, Tom Kusumoto and Hydri Kusumoto Burgess Farms Inc. is controlled by Robert Burgess; Supreme Pacific is controlled by Merv Chia; Resolute Performance Fund is controlled by Thomas O. Stanley; DKR Saturn Event Driven Holding Fund Ltd. is controlled by Ronald Phillips; Sheppard Provost Car Wash Ltd. is controlled by Sigmund Levy; Petroleum Strategies Inc. is controlled by Frank VanVliet.
This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.
Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol “BQI”. On December 6, 2006, the closing price of our common stock was $4.77.
INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE ORIGINAL PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 4 is December 11, 2006.